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                                                                      OHIO LEASE

                                  ASSIGNMENT

STATE OF OHIO

COUNTRY OF MONROE

     This assignment made and entered into this 1st day of June, 1995, by and between RUTTER and WILBANKS CORPORATION, a Texas corporation, P.O. Box 3186, Midland, Texas 79702, hereinafter referred to as "Assignor" and TRANS ENERGY, INC., a Nevada corporation, whose address is P.O. Box 393, Saint Marys, West Virginia 26170, hereinafter referred to as "Assignee":

                                  WITNESSETH

     That for and in the sum of ten dollars and other good and valuable consideration in hand paid by Assignee to Assignor, receipt of which is acknowledged, Assignor does hereby bargain, sell, grant, convey, transfer, assign and set over unto Assignee, but subject to the exceptions, reservations and provisions hereinafter set forth, all of the right, title and interest and estate of Assignor in and to that certain oil and gas lease dated November 15, 1991, from Chauncey V. Mobberly et ux, as Lessor, to Rutter and Wilbanks Corporation, as Lessee, covering lands located in Monroe County, Ohio, and more fully described in Lease recorded in Book 140 at Page 630, Records of Monroe County, Ohio.

     Assignor retains an overriding royalty interest of seven and one half percent (.0750) on all oil and gas producing and saved from the assigned premises, such overriding royalty interest to be delivered for the credit of Assignor in the same manner and at the same time as royalties payable to the Lessees under each lease hereby assigned.

     Assignor covenants with Assignee, its successors or assigns, that it is the lawful owner of and has good title to the interest above assigned and that Assignor warrants the title, by, through, and under it but not otherwise.

     Executed this 17th day of July, 1995.

                                                 RUTTER AND WILBANKS CORPORATION

                                                 By: /s/ A.W. Rutter, Jr.
                                                    ----------------------------
                                                    A.W. Rutter, Jr., Vice Pres.

STATE OF TEXAS

COUNTY OF MIDLAND

     This instrument was acknowledged before me on July 17, 1995, by A.W. RUTTER, JR., Vice President of RUTTER AND WILBANKS CORPORATION, a Texas corporation, on behalf of said corporation.

[NOTARY SEAL    CHARLOTTE S. HARRIS                 /s/ Charlotte S. Harris
APPEARS HERE]   Notary Public, State of Texas       ----------------------------
                My Commission Expires  5/18/99      Notary Public Signature
                                      ---------

This document prepared by Charles A. Wynne, P.O. Box 3186, Midland, Texas 79702.

Consideration for this assignment is $________________, declared by Assignor.


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